Exhibit 99.2



                               JOINT PRESS RELEASE
                            GUYANOR RESSOURCES S.A.,
                           GOLDEN STAR RESOURCES LTD.
                                CAMBIOR INC. AND
                            CAMBIEX EXPLORATION INC.

                     DRILLING RESULTS FROM THE YAOU PROJECT

                       DENVER, COLORADO - JANUARY 20, 1997

Guyanor Ressources S.A. (Guyanor), Golden Star Resources Ltd. (Golden Star), Cambior Inc. (Cambior) and Cambiex Exploration Inc. (Cambiex) are pleased to announce the results from the most recent phase of core drilling at the Yaou gold property in French Guiana involving 30 core holes totaling approximately 4,390 meters. The Yaou property comprises 150 square kilometers in six type "B" permits located in southwestern French Guiana. Cambior is currently funding exploration under an agreement, which allows Cambior to earn a 50% interest in the project. Under a separate agreement with Cambior, Cambiex has a right to earn 30% of Cambior's interest in the Yaou project.

Guyanor's drilling has focused on three gold deposits in the Yaou Central zone, known as the "A", "B" and "C-L" zones, as well as the Chaina deposit located approximately seven kilometers south-southwest of Yaou Central. In September 1996, a probable open-pit mining reserve of approximately 876,000 ounces of gold IN SITU was announced. This mining reserve exists within a mineralized inventory of approximately 13 million tonnes grading 2.5 g Au/t. To date, over 90% of the probable mining reserve, or approximately 9.2 million tonnes at a grade of 2.8 g Au/t, has been identified at Yaou Central.

The purpose of the most recent phase of core drilling was twofold; first, to fill in and confirm the geologic data base to allow for calculation of a new mining reserve, and second, to expand the known deposits. Drilling results are presented in Table 1. Drilling in the "A" zone of Yaou Central intercepted mineralization in each of nine holes exhibiting a weighted average grade of approximately 3.6 g Au/t with an average intercept length of approximately 18 meters. In the "B" zone, three of four holes intercepted mineralization exhibiting a weighted average grade of approximately 4.0 g Au/t over an average intercept length of approximately 15 meters. Drilling in the "C-L" zone intercepted mineralization exhibiting a weighted average grade of approximately
2.2 g Au/t over an average intercept length of approximately 7 meters. At the lower grade Chaina zone, six of nine drill holes intercepted mineralization exhibiting a weighted average grade of approximately 1.5 g Au/t over an average intercept length of 12 meters.

The current budget for the Yaou project anticipates an additional 10,000 meters of core drilling in 1997. The purpose of future drilling includes step-out and infill drilling to expand the known deposits laterally and at depth as well as identify new zones of





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mineralization that could be mined by open pit. Within the Yaou Central area, the "B" zone remains open to the east and the "C-L" zone remains open to the southeast. Also in the Yaou Central area, additional drilling will test for the potential westward extension of mineralization from the "B" zone to the geologically similar "B" West zone which has received limited investigation to date. The Chaina zone, south-southwest of Yaou Central remains open to the west and northwest. All known deposits remain open at depth.

Outside the Yaou Central and Chaina zones, drilling is also planned for the I, J and K zones located approximately 1.5 kilometers northeast of Yaou Central. Work to date suggests that, although these mineralized bodies are generally smaller than those at Yaou Central, there is potential for the bodies to be interconnected at depth as they currently lie along the same strike orientation. Continued regional exploration to define additional mineralization which could be mined by open pit on the remainder of the 150 square kilometer Yaou property is planned on three zones of interest which have been identified and warrant follow-up exploration, Yaou Nord, Tomantoni and Bois Blanc. The Bois Blanc zone, approximately 10 kilometers north of Yaou Central, will be the initial focus of this work.

Guyanor Ressources S.A. is a French exploration company in which Golden Star Resources Ltd. has an approximately 70% interest. Guyanor operates exclusively in the French Department of Guyane (French Guiana) and focuses on the identification, exploration and development of significant mineral deposits, principally gold and diamonds. Guyanor currently holds interests in the St. Elie, Yaou, Dorlin, Paul Isnard and Regina Est gold properties as well as the Dachine diamond property. Guyanor is listed on The Toronto Stock Exchange (under the symbol "GRL.B") and the Nouveau Marche of the Bourse de Paris (under the symbol "GUYN").

Golden Star Resources Ltd. is a gold and diamond exploration company which holds a 30% equity interest in the Omai gold mine in Guyana, one of the largest gold mines in South America. Golden Star also holds significant gold and diamond exploration interests in South America and Africa. The Company is listed on The Toronto Stock Exchange (under the symbol "GSC") and the American Stock Exchange (under the symbol "GSR"). Golden Star warrants trade on The Toronto Stock Exchange (under the symbol "GSR.WT"). The above forward-looking statements involve risks and uncertainties including those relating to exploration, the establishment of reserves, potential mine development and the recovery of any reserves. Please refer to a discussion of these and other factors in Golden Star's 10-K, 10-Q and other Securities and Exchange Commission filings.

Cambior Inc. is a major gold producer with operating and exploration activities in Canada, the United States, Guyana and various other countries in the Americas. Cambior is the operator of the Omai gold mine and owns 65% of the common shares of Omai Gold Mines Limited. Cambior's shares are listed on the Montreal and Toronto stock exchanges and on the American Stock Exchange in the United States (under the symbol "CBJ").





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Cambiex Exploration Inc. is an exploration company with interests in several properties in French Guiana, Latin America and North America. Cambiex's common shares trade on the Montreal and Toronto Stock Exchanges (under the symbol "CBX"). For additional information, please contact:

GUYANOR RESSOURCES S.A                   GOLDEN STAR RESOURCES LTD.
RICHARD A. WINTERS                       DAVID A. FENNELL
Vice President - Corporate Development     President and Chief Executive Officer
Golden Star Resources Ltd.                 Denver, Colorado
Denver, Colorado                           (303) 830-9000 or (800) 553-8436
(303) 830-9000 or (800) 553-8436

CAMBIOR INC.
MEDIA RELATIONS               INVESTOR RELATIONS
Geoffrey King                       Robert LaValliere       Victoria Putnam
Director, Communications            Manager                 Assistant Manager
Tel:  (514) 878-8206                Tel:  (514) 878-1282    Tel: (514) 878-3166
Fax:  (514) 878-3324                Fax:  (514)878-3324     Fax: (514) 878-0635

INTERNET:  HTTP://WWW.CAMBIOR.COM
E-MAIL:  INFO@CAMBIOR.COM

CAMBIEX EXPLORATION INC.
JEAN DEPATIE
President and Chief Executive Officer
Montreal, Quebec, Canada
(514) 878-3166